RULE 10f-3 TRANSACTIONS REPORT

January 1, 2003 through March 31, 2003
Affiliated Underwriter: Banc of America Securities, LLC

	Type of Security*				Principal/				% of
	(1), (2),	Date Offering			Shares		Price Paid	% of	Fund
Issuer	(3), (4)	Commenced	Purchase Date	Selling Broker**	Purchased	Price/Par	By Fund	Issue	Assets

Nations Hatteras Income Securities
Goldman, Sachs & Co., 4.125%, 1/15/08	1	01/06/03	01/06/03	Goldman, Sachs & Co.	21,000	$99.973	$20,994	0.00%	0.03%
Pepco Holdings Corp.	1	01/15/03	01/15/03	Credit Suisse First Boston	99,000	$99.891	$98,892	0.03%	0.13%
Georgia Pacific Corp.	1	01/23/03	01/23/03	Goldman, Sachs & Co.	176,000	$100.000	$176,000	0.02%	0.26%
General Electric Company 5% 02/01/13	1	01/23/03	01/23/03	Morgan Stanley Dean Witter	45,000	$99.626	$44,832	0.00%	0.07%
Pulte Homes Inc.	1	01/29/03	01/29/03	Salomon Smith Barney	41,000	$99.051	$40,611	0.01%	0.07%
Cinemark, 9%, 2/1/13	1	02/06/03	02/06/03	Lehman Brothers	45,000	$100.000	$45,000	0.03%	0.07%
TRW Automotive, 9.375%	1	02/06/03	02/06/03	J.P. Morgan Chase	118,000	$100.000	$118,000	0.01%	0.20%
TRW Automotive Inc., 11%, 2/15/13	1	02/06/03	02/06/03	J.P. Morgan Chase	88,000	$100.000	$88,000	0.03%	0.15%
Boeing Co. 5.125 2/15/13	1	02/06/03	02/06/03	Credit Suisse First Boston	7,000	$99.458	$6,962	0.00%	0.01%
Marsh & McLennan	1	02/11/03	02/11/03	Goldman, Sachs & Co.	17,000	$99.761	$16,959	0.01%	0.03%
Potash Corp of Saskatchewan	1	02/27/03	02/27/03	Credit Suisse First Boston	14,000	$99.438	$13,921	0.01%	0.02%
Target Corp.	1	03/03/03	03/03/03	J.P. Morgan Chase	43,000	$99.760	$42,897	0.01%	0.07%
Fairpoint Communications	1	03/03/03	03/03/03	Credit Suisse First Boston	90,000	$100.000	$90,000	0.04%	0.15%
Unisys Corp.	1	03/12/03	03/12/03	Salomon Smith Barney	110,000	$99.319	$109,251	0.04%	0.18%
Comcast Corp.	1	03/12/03	03/12/03	J.P. Morgan Chase	5,000	$99.553	$4,978	0.00%	0.01%
Centerpoint Energy	1	03/13/03	03/13/03	Salomon Smith Barney	20,000	$99.632	$19,926	0.00%	0.03%
General Maritime	1	03/17/03	03/17/03	J.P. Morgan Chase	112,000	$98.463	$110,279	0.04%	0.18%

•	The following designations identify whether the securities are: (1) part of a Registered Offering; (2) part of an Eligible Foreign Offering; (3) part of an Eligible Rule 144A Offering; or (4) Eligible Municipal Securities, as such terms are defined in the Procedures for Investment Pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended.

••	The Selling Broker is not affiliated with the Affiliated Underwriter.

The amount of securities of any class purchased by a Fund and any other investment companies advised by a Sub-Adviser or Adviser to the Funds may not exceed (i) 25% of the principal amount of the offering of such class or (ii) if an Eligible Rule 144A offering, 25% of the total of the principal amount of the offering of such class sold to qualified institutional buyers plus the principal amount of the offering of such class in any concurrent public offering.

The securities were offered in a firm commitment underwriting (unless a rights offering) and the securities purchased were of an issuer who had been in continuous operations for not less than three years, including predecessors (except for Eligible Municipal Securities).